UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2019

Global Boatworks Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-55646	81-0750562
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2637 Atlantic Blvd. #134
Pompano Beach, FL 33062

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 954-934-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	. Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

The Company entered into a Note Settlement Agreement with Tonaquint, Inc. and St. George Investments LLC with regard to certain secured convertible notes by and among the Company and each of Tonaquint and St. George (the “Note Holders”). Pursuant to the Notes, the Company owed $313,442.48 to Tonaquint and $622,394.22 to St. George. Upon the sale of the Luxuria, a luxury floating vessel owned by the Company and which was security under the Notes, the Company agreed to pay to the Note Holders $600,000. Upon that payment the Note Holders would release their liens against the Luxuria, so that the Company could complete the sale thereof as further described in Item 2.02, below.

The Company has until September 19, 2019 to pay an additional $70,000 (the “September Payment”) to the Note Holders in full satisfaction of the Notes. From the time of the payment of the initial $600,000 through the date of the September Payment the Note Holders have agreed to forebear their right to seek to convert any of the debt into the common stock of the Company. However, should the Company not make the September Payment then it will be in breach of the Note Settlement Agreement and the Note Holders will be entitled to exercise any and all remedies available under the Notes, including their right to convert.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 24, 2019, the Company closed on the sale of the Luxuria, the luxury floating vessel, designed, built and owned by the Company. The purchase price of the Luxuria was $750,000. Upon closing the Company paid $600,000 to Tonaquint Inc. and St. George Investments LLC in accordance with the Note Settlement Agreement described in Item 1.01, above. Additionally, the Company was obligated to pay a brokerage fee of $22,500 on the sale. Neither the purchaser nor the broker was not an affiliate of the Company.

Item 7.01	Regulation FD Disclosure.

On April 30, 2019, the Company issued a press release announcing the sale of the Luxuria.

Exhibit 99.1 attached hereto, shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Exhibits.

Exhibit No.

10.1	Note Settlement Agreement
99.1	Press Release dated April 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BOATWORKS HOLDINGS, INC.

Date: April 30, 2019
	By:	/s/ Robert J. Rowe
Robert J. Rowe, Chief Executive Officer & President